Exhibit 99

HERITAGE NOLA BANCORP, INC

205 North Columbia Street

Covington, Louisiana

Telephone: (985) 892-4565

FOR IMMEDIATE RELEASE

Contact:  David Crumhorn, Chief Executive Officer

HERITAGE NOLA BANCORP ANNOUNCES FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2019

Covington, Louisiana, February 12, 2020:  Heritage NOLA Bancorp, Inc. (the “Company”) (OTC Pink Marketplace –  “HRGG”), the holding company of Heritage Bank of St. Tammany (the “Bank”), announces net income of $355,000, or $0.24 per basic and diluted share, for the year ended December 31, 2019, compared to net income of $418,000, or $0.27 per basic and diluted share, for the year ended December 31, 2018.  The decrease in net income is primarily attributable to an increase of $368,000 in noninterest expense,  partially offset by an increase of $205,000 in noninterest income and an increase of $88,000 in net interest income.  The increase in noninterest expense is primarily attributable to an increase in compensation expenses, primarily comprised of the cost of the equity incentive plan which was approved by the Company’s shareholders in August, 2018.  Moreover, the Bank added staff to augment its lending, sales, and marketing personnel.  These additions were instrumental in the twenty percent increase in both the number of Demand Deposit Accounts and in new loan originations during 2019.  The increase in noninterest income is the result of an increase of $189,000 from the sales and servicing of loans.  The increase in net interest income is the result of an increase of $8.2 million in average net loans when comparing 2019 to 2018.

Total assets were $131.4 million at December 31, 2019, compared to $119.4 million at December 31, 2018, an increase of $12.0 million.  Total loans, net increased $4.9 million to $102.5 million at December 31, 2019, from $97.5 million at December 31, 2018.  Non-owner-occupied real estate loans increased $1.8 million and residential construction loans increased $1.3 million during the year.

Total deposits increased $11.6 million to $88.9 million at December 31, 2019 from $77.3 million at December 31, 2018.   Borrowings increased $1.2 million to $18.0 million at December 31, 2019 from $16.8 million at December 31, 2018.  Interest-bearing checking accounts increased $12.1 million, primarily the result of a new municipal deposit.

Stockholders’ equity was $23.2 million at December 31, 2019, compared to $24.1 million at December 31, 2018, a decrease of $900,000.  The decrease is primarily due to stock repurchases totaling $1.7 million, offset by earnings of $355,000.  The Bank remains well-capitalized with ratios well in excess of regulatory minimums.

Heritage NOLA Bancorp, Inc. is the holding company for Heritage Bank of St. Tammany, a federally chartered savings bank.  The Bank, founded in 1924, is a community bank providing a variety of financial services to residents and businesses in and around St. Tammany Parish, Louisiana.  To learn more about us, visit www.heritagebank.org.

Forward-Looking Statement

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company and the Bank. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

HERITAGE NOLA BANCORP, INC.

Selected Financial Condition Data at December 31, 2019 and 2018

(Dollars in thousands except per share data)

	2019	2018

Total assets	$131,432	$119,421
Cash and cash equivalents	6,157	4,415
Interest-earning time deposits	6,076	3,586
Securities available for sale	6,210	4,221
Securities held to maturity	389	518
Loans, net	102,469	97,533
Premises and equipment, net	5,857	5,137
Cash surrender value of life ins	2,153	2,102
Other assets	2,121	1,909
Deposits	88,939	77,297
Borrowings	18,041	16,822
Total equity	23,184	24,117

HERITAGE NOLA BANCORP, INC.

Selected Financial Ratios for the Years Ended December 31, 2019 and 2018

	2019	2018

Return on average assets	0.28%	0.37%
Return on average equity	1.50%	1.72%
Net interest margin	3.41%	3.69%
Tier 1 Leverage ratio (1)	14.64%	15.60%
Tier 1 risk-based capital ratio (1)	24.11%	25.01%
Total risk-based capital ratio (1)	25.08%	26.06%
Allowance for loan losses to total loans	0.73%	0.77%
Non-performing loans to total loans	0.78%	0.10%

(1) Ratios are for Heritage Bank of St Tammany

HERITAGE NOLA BANCORP, INC.

Selected Operations Data for the Years Ended December 31, 2019 and 2018

(Dollars in thousands except per share data)

	2019	2018
Selected Operations Data:

Interest income	$5,710	$5,108
Interest expense	1,719	1,205
Net interest income	3,991	3,903
Provision for loan losses	13	5
Net interest income, after prov	3,978	3,898
Noninterest income	538	333
Noninterest expense	4,080	3,712
Income before income tax	436	519
Income tax expense	81	101
Net income	$355	$418

Earnings Per Share:
Basic and diluted	$0.24	$0.27